Exhibits 5.1 and 23.3

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Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	650 752 2000 tel 650 752 2111 fax

June 29, 2012

Affymetrix, Inc.
3420 Central Expressway
Santa Clara, CA 95051

Ladies and Gentlemen:

Affymetrix Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 2,000,000 shares of its common stock, par value $0.01 per share (the “Securities”) to be issued under the Company’s 2012 Inducement Plan.

We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we advise you that, in our opinion, as of the date hereof, the Securities have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefor in accordance with the applicable stock plan or agreement, the Securities will be validly issued, fully paid and non-assessable.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Davis Polk & Wardwell LLP